Exhibit 10.7

SEVERANCE AGREEMENT AND RELEASE OF CLAIMS

This Severance Agreement and Release of Claims (hereinafter “Agreement”) is entered into by and between RON BOURQUIN (“Employee”), and CARDIMA, Inc. (“Employer”), their predecessors and successors in interest and related entities, and their current and former officers, agents, directors, representatives, managers and employees. The term “Parties” used herein shall refer to both Employee and Employer.

Recitals

Whereas Employee is Employer’s Senior Vice President and Chief Financial Officer; and

Whereas Employee’s last day of employment with Employer is June 30, 2003; and

Whereas the Parties seek an orderly transition of Employee’s duties and to compromise and release any claims by Employee arising from the terms and conditions of his employment and the termination thereof;

NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, and to avoid unnecessary litigation, it is hereby agreed by and between the Parties as follows:

Release

In exchange and consideration for the covenants contained herein, and for other good and valuable consideration, receipt of which is hereby acknowledged, Employee hereby release and forever discharges Employer and its agents, heirs, representatives, employees, officers, directors, shareholders, attorneys, insurance carriers, successors, and assigns, and each of them, from any and all claims, debt, liabilities, demands, obligations, costs, attorneys’ fees, expenses, actions, and causes of action, of every nature, character, and description whether known or unknown, which Employee now owns or holds, or have at any time heretofore owned or held, or may at any time hereafter own or hold, against Employer or its agents, heirs, representatives, employees, officers, directors, shareholders, attorneys, insurance carriers, successors, or assigns, or any of them, by reason of any matter, cause, or things whatsoever occurred, done, omitted, or suffered to be done prior to the date of this Agreement is executed, including but not limited to, all claims, debts, liabilities, demands, obligations, costs, attorneys’ fees, expenses, actions, and causes of action based upon or arising out of or in connection with any or all matters, facts, and things described and referred to herein. This release includes, but is not limited to (1) all claims under any local, state, or federal laws prohibiting discrimination in employment; (2) all claims alleging any legal restriction, including any implied or express contractual limitation, on Employer’s right to terminate its employees; (3) all claims for violation of public policy; (4) all federal claims pursuant to The Age Discrimination in Employment Act of 1967 (“ADEA”) which arise out of or relate to age discrimination, and (5) all claims arising from any orders, statutes, regulations or common law affecting or relating to the claims or rights of employees, including any and all claims in tort or contract, breach or the covenant of good faith and fair dealing, misrepresentation, fraud, defamation and interference with prospective economic advantage, interference with contract, intentional or negligent infliction of emotional distress or negligence.

Waiver

Civil Code Section 1542 Waiver

Employee also specifically acknowledges that he is aware of and familiar with the provisions of California Civic Code Section 1542, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT

TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE WHICH IS KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Employee being aware of this section, hereby expressly waives and relinquishes all rights and benefits he may have as well as any other statutes or common law principles of similar effect.

Severance Payment

In exchange for the promises contained in this Agreement, Employer and Employee agree to the following:

1. Employee shall be paid at his the rate of his current annual salary ($225,000) less required payroll withholdings on usual and customary payroll dates for fifteen (15) months beginning July 1, 2003, through September 30, 2004;

2. Employer shall pay Employee’s COBRA medical insurance premiums for Employee and his family for the period July 2003 through September 2004;

3. Employee’s stock options previously awarded to Employee shall vest immediately as of June 30, 2003, in accordance with the company stock option plan. Employee may elect to exercise such options at any time on or before September 30, 2004;

4. Employee may use his current company telephone number for voicemail purposes for a period of three (3) months. Employee shall retain his laptop computer, Brother fax machine and Kyocera cell phone at a fair market value of $3,400.00, for which he shall be issued a form 1099 at calendar year end.

5. Employee will be classified as having resigned, although it is understood and agreed that he will not apply for re-employment nor will be rehired by Employer.

6. Employee will cooperate with Employer’s reasonable requests for information relating to his position with Employer.

This consideration represents full settlement of all claims that were or could have been raised against Employer arising from Employee’s employment with Employer and the termination thereof.

Confidential Information and Nondisparagement

Employee agrees to hold to strictest confidence and not to disclose to any person, firm, or corporation, without the express authorization of Employer’s President, any confidential or proprietary information relating to the business of Employer. Confidential or Proprietary Information includes, but is not limited to: client lists, trade secrets, processes, formulas, computer programs, date, know-how, inventions, improvements, techniques, marketing plans, forecasts, Employer files, Employer employee rosters, reports and documents concerning internal or external matters with vendors, regulatory agencies, or other third parties. Employee agrees that he will not disparage Employer or its principals to third parties.

Employer’s Property

Employee agrees that he will deliver to Employer and not keep or deliver to anyone else, any and all records, documents, notes, memoranda, specifications, devices, and in general any and all material relating to the Employer’s business except for the specific property being acquired by Employee disclosed above.

Legal Proceedings

Employee expressly agrees that he will not directly or indirectly institute any legal proceedings against Employer before any court, administrative agency, arbitrator, or other tribunal or forum whatsoever, by reason of any claim, whether known or unknown, absolute or contingent, arising out of, or related to, any events occurring prior to the execution of this Agreement.

Non-Disclosure

Employee agrees he will keep the terms, contents, and existence of this Agreement completely confidential, and will not thereafter disclose any information concerning this Agreement, including the negotiations leading to this Agreement, to anyone except as required by law or immediate family members, attorneys and tax advisors who will be advised of and bound by this confidentiality clause. Any failure by Employee, his attorneys, agents or representatives to maintain the confidentiality of the negotiations leading to this Agreement or the fact of, or the terms of this Agreement, shall constitute a material breach of this Agreement. Nothing in this non-disclosure provision prevents or prohibits Employee from discussing the terms, job duties, and other conditions of her employment with Employer with third parties, other than the terms, and the negotiations relative thereto, of this Agreement.

Full and Integrated Agreement

This written Agreement supersedes any prior written or verbal adjustment of this matter and constitutes a complete resolution of claims against Employer. There may be no modification of this Agreement except in writing signed by all Parties.

Governing Law

This Agreement and the rights and obligations hereunder shall be governed by, and construed and interpreted in all respects in accordance with, the laws of the State of California.

Non-Admission

This Agreement constitutes the compromise and settlement of disputed claims. Nothing contained in this Agreement shall constitute, be construed as, or be deemed to be an admission of fault, liability or wrongdoing on the part of any party. Employer and Employee expressly deny any fault, liability or wrongdoing on behalf of themselves and on behalf of each other.

Legal Advice

Employee acknowledges that he has been advised to seek an attorney for advice regarding the effect of this Agreement prior to signing it. Employee also acknowledges that he was offered and was advised to take at least twenty-one days to study this Agreement before signing it. Employee understands that he has the right to revoke this Agreement for seven days after signing it and the Agreement shall not become effective or enforceable until the revocation period has expired.

Attorney’s Fees

If any claim is brought under this Agreement, the prevailing party shall be entitled to attorney’s fees and costs.

Severability

If any of the above provisions are found null, voice, or inoperative, for any reason, the remaining provisions will remain in full force and effect.

Full Understanding

Employee and Employer acknowledge that they have read the above paragraphs and fully understand the terms, nature, and effect of this Settlement Agreement and Release of Claims, which they voluntarily execute in good faith and deem to be a fair and equitable settlement of this matter. This Agreement will become effective seven (7) days after its execution.

Signature Clause

Dated: September 9, 2003	/s/ Ron Bourquin

RON BOURQUIN

Dated: September 9, 2003	CARDIMA, Inc.

	By:	/s/ Gabriel B. Vegh

	Its:	Chief Executive Officer